EXHIBIT 8.1




                             November 9, 1995

Re:  Registration Statement on Form S-1
     (Registration No. 33-97010)
     ----------------------------------


Piedmont Management Company Inc.
80 Maiden Lane, 20th Floor
New York, NY  10038

Dear Ladies and Gentlemen:

          We have acted as special counsel to Piedmont Management Company Inc. (the "Company") in connection with the Proxy State/Prospectus dated November 9, 1995 (the "Proxy Statement") contained in Amendment No. 2 to the Registration Statement on Form S-4 (File No. 33-97010) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          We have prepared the discussion contained under the caption "Federal Income Tax Considerations" in the Proxy Statement. Such discussion accurately reflects our opinion as to the material federal income tax consequences applicable to holders of the Company's Common Stock with respect to the Spinoff and the Merger (as defined in the Registration Statement).

          We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the proxy statement contained therein.

                                             Very truly yours,

                                             /s/ Davis Polk & Wardwell